Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-32995

                        Prospectus Supplement No. 1

                                     to

                     Prospectus Dated December 2, 1997

                             -----------------

                   STIRLING COOKE BROWN HOLDINGS LIMITED
                              ORDINARY SHARES

                        (par value $0.25 per share)

                             ------------------

  See "Risk Factors" beginning on page 11 of the Prospectus dated December 2, 1997 for certain considerations relevant to an investment in the Ordinary Shares.

The Ordinary Shares are quoted in the Nasdaq National Market under the symbol
                                  "SCBHF".

                            --------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
             OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                            ---------------------

This Prospectus Supplement, together with the Prospectus dated December 2, 1997, has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".

                            GOLDMAN, SACHS & CO.

                            --------------------

         The date of this Prospectus Supplement is March 16, 1998.



     This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated December 2, 1997 (the "Prospectus"). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

     The closing for the Offering referred to in the Prospectus (including the purchase by the Underwriters of an additional 446,250 shares pursuant to the exercise of their over-allotment option) occurred on December 2, 1997..

     On March 16, 1998, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.


==============================================================================

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                     -----------------------------------





                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE

                      SECURITIES EXCHANGE ACT OF 1934

                     -----------------------------------



DATE OF REPORT:   MARCH 16, 1998

DATE OF EARLIEST EVENT REPORTED:    MARCH 16, 1998


                   STIRLING COOKE BROWN HOLDINGS LIMITED
           (Exact name of registrant as specified in its charter)


       BERMUDA                     000-23427                 NOT APPLICABLE
   (State or other          (Commission File Number)        (I.R.S. Employer
   jurisdiction of                                           Identification
   incorporation or                                              Number)
    organization)

                         VICTORIA HALL, THIRD FLOOR
                             11 VICTORIA STREET
                          HAMILTON, HM 11, BERMUDA
                      (Address of principal executive
                                  offices)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:         (441) 295-7556


Item 5.  Other Events.
         ------------

     On March 16, 1998, the registrant issued the press release filed as
Exhibit 99.1 hereto.

Item 7. Financial Statements and Exhibits.
        ---------------------------------

               Exhibit       Description
               -------       -----------

                 99.1        Press Release issued March 16, 1998



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

     Dated: March 16, 1998.

                                   STIRLING COOKE BROWN HOLDINGS LIMITED


                                   By:    /s/ George W. Jones
                                      ----------------------------------
                                       George W. Jones
                                       Chief Financial Officer
                                       and Director



                               EXHIBIT INDEX

               Exhibit       Description
               -------       -----------

                 99.1        Press Release issued March 16, 1998